UJB FINANCIAL CORP.                                                                                      Exhibit (28)D
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands)

                                                                                                             Net            Total
                                                           Preferred   Common                Retained    Unrealized    Shareholders'
                                                             Stock      Stock     Surplus    Earnings    Gain (Loss)       Equity
                                                           --------   --------   ---------   ---------   -----------   -----------
Balance, December 31, 1993                                 $30,008    $65,113    $398,723    $525,408      $      -    $1,019,252
     Net unrealized gain (loss) on investment
          securities upon adoption of a change
          in accounting principle, net of tax                    -          -           -           -         9,355         9,355
     Adjustment for the pooling of a company
          with a different fiscal year end                       -          -         343       1,769             -         2,112
     Net income                                                  -          -           -      28,560             -        28,560
     Cash dividends declared:
          Preferred stock                                        -          -           -        (450)            -          (450)
          Common stock                                           -          -           -     (11,085)            -       (11,085)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (145,036 shares)                                      -        173       3,270           -             -         3,443
          Exercise of stock options, net (97,089 shares)         -        117         811           -             -           928
     Change in unrealized gain (loss) on investment
          securities, net of tax                                 -          -           -           -        (5,853)       (5,853)
                                                           --------   --------   ---------   ---------   -----------   -----------
Balance, March 31, 1994                                    $30,008    $65,403    $403,147    $544,202        $3,502    $1,046,262
                                                           ========   ========   =========   =========   ===========   ===========

Balance, December 31, 1994                                 $30,008    $66,006    $413,429    $604,066       ($9,249)   $1,104,260
     Net income                                                  -          -           -      39,987             -        39,987
     Cash dividends declared:
          Preferred stock                                        -          -           -        (474)            -          (474)
          Common stock                                           -          -           -     (16,019)            -       (16,019)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (89,888 shares)                                       -        108       2,161           -             -         2,269
          Exercise of stock options, net (161,933 shares)        -        195         508           -             -           703
     Change in unrealized gain (loss) on investment
          securities, net of tax                                 -          -           -           -         2,578         2,578
                                                           --------   --------   ---------   ---------   -----------   -----------
Balance, March 31, 1995                                    $30,008    $66,309    $416,098    $627,560       ($6,671)   $1,133,304
                                                           ========   ========   =========   =========   ===========   ===========
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